EXHIBIT NO. 10.1 - FORM OF EMPLOYMENT AGREEMENT, AS AMENDED, BETWEEN FIDELITY BANCORP, INC. AND RAYMOND S. STOLARCZYK AND THOMAS E. BENTEL

The attached Employment Agreement dated December 3, 1993, as amended, between Fidelity Bancorp, Inc. and Raymond Stolarczyk and is substantially identical in all material respects (except as otherwise noted below) with the other contracts listed below which are not being filed. By action of the Board of Directors of Fidelity Bancorp, Inc., the term of each of these agreements has been extended to April 1, 2005.

Parties to Employment Agreement:
--------------------------------

Fidelity Bancorp, Inc. and Thomas E. Bentel

(1) Section 3(a) of the Employment Agreements provide for minimum annual salaries of $190,000 for Mr. Bentel.

FIDELITY BANCORP, INC.
EMPLOYMENT AGREEMENT, AS AMENDED

This AGREEMENT is made effective as of April 1, 2002 by and between Fidelity Bancorp, Inc. (the "Company"), a corporation organized under the laws of Delaware, with its principal administrative office at 5455 West Belmont Avenue, Chicago, Illinois 60641, and Raymond S. Stolarczyk (the "Executive").

WHEREAS, the Company and Executive have previously entered into that certain Employment Agreement dated December 15, 1993; and

WHEREAS, the Company and Executive desire to amend the Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.   TERM OF AGREEMENT WITH AUTOMATIC RENEWAL PROVISION
The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice is provided to Executive at least ten (10) days and not more than twenty (20) days prior to any such anniversary date, that this Agreement shall cease at the end of twenty-four
(24) months following such anniversary date; provided, however, that upon a Change in Control the term shall be automatically renewed for a period of thirty-six (36) full calendar months. Prior to the written notice period for non-renewal, the Board of Directors of the Holding Company ("Board") will conduct a formal performance evaluation of the Executive for purposes of determining whether to not renew the Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

2.   POSITION AND RESPONSIBILITIES
During the period of his employment hereunder, Executive agrees to serve as Chairman of the Board/Chief Executive Officer of the Company. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Company. Failure to reelect Executive as Chairman of the Board/Chief Executive Officer without the consent of the Executive shall constitute a breach of this Agreement.

3.   TERMS AND DUTIES

(a) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Company; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Company, or materially affect the performance of Executive's duties pursuant to this Agreement.

(b) In the event that Executive's duties and responsibilities with respect to the Bank are temporarily or permanently terminated pursuant to Sections 7 or 15 of the Employment Agreement, as amended, between Executive and the Bank ("Bank Agreement") and the course of conduct upon which such termination is based would not constitute grounds for Termination for Cause under Section 9 of this Agreement then Executive shall, to the extent practicable, assume such duties and responsibilities formerly performed at the Bank as part of his duties and responsibilities as Chairman of the Board/Chief Executive Officer of the Company. Nothing in this provision shall be interpreted as restricting the Company's right to remove Executive for Cause in accordance with Section 9 of this Agreement.

4.   COMPENSATION AND REIMBURSEMENT

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Sections 2 and 3. The Company shall pay Executive as compensation a salary of $240,000 per year (''Base Salary"). Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by a Committee designated by the Board, and the Board may increase Executive's Base Salary. In addition to the Base Salary provided in this Section 4(a), the Company shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Company and the Bank.

(b) The Company will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Company in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

(c) In addition to the Base Salary provided for by paragraph (a) of this
Section 4, the Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

(d) In the event that Executive assumes additional duties and responsibilities pursuant to Section 3(c) of this Agreement by reason of one of the circumstances contained in Section 3(c) of this Agreement, and the Executive receives or will receive less than the full amount of compensation and benefits formerly entitled to him under the Bank Agreement, the Company shall assume the obligation to provide Executive with his compensation and benefits in accordance with the Bank Agreement less any compensation and benefits received from the Bank, subject to the terms and conditions of this Agreement including the termination for Cause provisions in Section 9.

5.   PAYMENTS TO EXECUTIVE UPON PREMATURE TERMINATION

(a) If Executive's employment is "Prematurely Terminated" as defined below during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, the Executive will be deemed to be Prematurely Terminated in the event of his termination of employment either (i) by the Company for any reason including in connection with or following a Change in Control prior to expiration of the term of this Agreement and other than for Cause, as defined in Section 9 hereof; or (ii) by the Executive for any reason following a Change in Control or by Executive upon any (A) failure to elect or reelect or to appoint or reappoint Executive as Chairman of the Board/Chief Executive Officer unless consented to by the Executive, (B) unless consented to by the Executive, a material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Sections 2 and 3, above, (and any such material change shall be deemed a continuing breach of this Agreement), (C) a relocation of Executive's principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a reduction in the Base Salary, benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, provided, however, that the Company may reduce benefits and perquisites generally provided on a nondiscriminatory basis to all employees without incurring the payments pursuant to the provisions of this Section, (D) liquidation or dissolution of the Bank or Company or (E) breach of this Agreement by the Company. Upon the occurrence of any event described in clauses (A), (B), (C), (D) or (E), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not fewer than sixty (60) days prior written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, four calendar months after the event giving rise to said right to elect.

(b) If the Executive is Prematurely Terminated, the Company shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three (3) times the sum of: (i) the average of the three (3) preceding years' Base Salary, calculated for the three year period immediately preceding the date such amount is to be determined; plus (ii) the highest bonus paid the Executive during the three preceding years, calculated for the three year period immediately preceding the date such amount is to be determined, plus (iii) the sum of the Company's or Bank's contributions to the Bank's Employee Stock Ownership Plan and the Bank's 401(k) Plan (and not the Executive's contributions to the 401(k) Plan) made on behalf of the Executive for the three year period immediately preceding the date such amount is to be determined, divided by three (3).

(c) In addition to the amount determined under Subsection (b), the Company will cause to be continued the Executive's life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank or the Company for Executive prior to his termination. Such coverage shall cease upon the expiration of the earlier of: (i) thirty-six
(36) months; or (ii) Executive's employment by another employer and coverage under plans that provides Executive with substantially identical coverage.

(d) For purposes of this Agreement, a "Change in Control" of the Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners' Loan Act of 1933 and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), as in effect on the date hereof (provided that in applying the definition of change in control or presumptive change in control or acting in concert or presumptive acting in concert as set forth in the Rules and Regulations of the OTS, ownership by a person or group, including a presumptive group, of at least 15% of the voting stock of the Bank or the Company shall be required, and provided further that ownership of stock by a tax-qualified employee benefit plan of the Bank or the Company shall not be subject to presumptions of control or acting in concert; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 20% or more of the Bank's or the Company's outstanding securities except for any securities of the Bank purchased by the Company in connection with the conversion of the Bank to the stock form and any securities purchased by the Bank's employee stock ownership plan and trust; or (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the resulting entity.

(e) The amount payable under Subsection (b) hereof shall be paid to the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be. Payment shall be made in one lump sum within ten (10) business days of the Executive's Date of Termination, provided, however, that the Executive may elect, prior to termination of employment and the right to receive any amounts hereunder, to have the amount payable in equal monthly installments over thirty-six
(36) months.

(f) Notwithstanding the preceding paragraphs of this Section 4 and except as provided in this subsection (f), in the event of a Change in Control it shall be determined that any payment, benefit or other entitlement under this Agreement and any other plan or arrangement of the Bank or the Company (the "Total Payments") would constitute an "Excess Parachute Payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and thereby be subject to the excise tax imposed by
Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (collectively the "Excise Tax"), then, except in the case of a de Minimus Excess Amount (as defined below), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment (including any federal, state and local income, payroll and excise taxes and any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon the Total Payments (not including any Gross-Up Payment). If, at a later date, the Internal Revenue Service assesses a deficiency against the Executive for the Excise Tax which is greater than that which was determined at the time such amounts were paid, then the Company shall pay to the Executive the amount of such unreimbursed Excise Tax plus any interest, penalties and reasonable professional fees or expenses incurred by the Executive as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of the payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. The Company shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations of the amount of the Gross-Up Payment paid under this subparagraph shall be conclusively made by the Company's independent accountants, in consultation, if necessary, with the Company's independent legal counsel. If, after the Executive receives any Gross-Up Payment or other amount pursuant to this subparagraph, the Executive receives any refund with respect to the Excise Tax, the Executive shall promptly pay the Company the amount of such refund within ten (10) days of receipt by the Executive. Notwithstanding the foregoing, in the event that the amount by with the present value of the Total Payments which would constitute an Excess Parachute Payment is less than 3% of the Total Payments, then such Excess Parachute Payment shall be deemed to be a "de Minimus Excess Amount" and the Executive shall not be entitled to a Gross-Up Payment. In such a case, the Total Payments will be reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with Code Section 280G; provided that such reduction shall not be made unless the Non-Triggering Amount would be greater than the aggregate value of the Total Payments (without such reduction) minus the amount of Excise Tax required to be paid by Executive thereon. The allocation of the reduction required by the preceding sentence shall be determined by the Executive.

7.   TERMINATION FOR DISABILITY

(a) If, as a result of Executive's incapacity due to physical or mental illness, he shall have been absent from his duties with the Company on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of potential termination is given he shall not have returned to the full-time performance of his duties, the Company may terminate Executive's employment for "Disability."

(b) The Company will pay Executive, as disability pay, a bi-weekly payment equal to three-quarters (3/4) of Executive's bi-weekly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive's termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Company in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Company; (ii) Executive's full-time employment by another employer; (iii) Executive attaining the age of 65; or (iv) Executive's death; or (v) the expiration of the term of this Agreement. The disability pay shall be reduced by the amount, if any, paid to the Executive under any plan of the Bank providing disability benefits to the Executive.

(c) The Company will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company for Executive prior to his termination for Disability. This coverage and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Company, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Company; (ii) Executive's full-time employment by another employer; (iii) Executive's attaining the age of 65; or (iv) the Executive's death; or (v) the expiration of the term of this Agreement.

(d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

8.   TERMINATION UPON RETIREMENT
Termination by the Company of the Executive based on "Retirement" shall mean retirement at age 65 or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Company or the Bank and other plans to which Executive is a party.

9.   TERMINATION FOR CAUSE
The term "Cause" shall mean termination of the Executive's employment because of the Executive's (i) personal dishonesty which results in loss to the Company or one of its affiliates; (ii) breach of fiduciary duty involving personal profit; (iii) intentional failure to perform stated duties; (iv) willful violation of any law, rule, regulation, (other than traffic violations or similar offenses) or final cease and desist order which results in substantial loss to the Company or one of its affiliates; or (v) material breach of any material provision of this Agreement. For purposes of this subsection, no act, or failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company or its affiliates. Executive shall be entitled to thirty (30) days' prior written notice (the "Notice of Termination") of the Company's intention to terminate Executive's employment for Cause, and such Notice of Termination shall specify the grounds for such termination, afford the Executive a reasonable opportunity to cure any conduct or act (if curable) alleged as grounds for such termination; provide the Executive with a reasonable opportunity to present to the Board of Directors of the Company, together with counsel, the Executive's position regarding any dispute relating to the existence of such Cause. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive) finding that in the good faith opinion of the Board, the Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Any stock options and related limited rights granted to Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Bank, the Company or any subsidiary thereof, shall become null and void effective upon Executive's Date of Termination for Cause.

10.  NOTICE

(a) Any purported termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

(b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and
(B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

11.  POST-TERMINATION OBLIGATIONS

(a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section 11 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

12.  NON-COMPETITION

(a) Upon any termination of Executive's employment hereunder, Executive agrees not to compete with the Bank and/or the Company for a period of one
(1) year following such termination in any city, town or county in which the Bank and/or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as otherwise agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company. The parties hereto, recognizing that irreparable injury will result to the Bank and/or the Company, its business and property in the event of Executive's breach of this Subsection 12(a) agree that in the event of any such breach by Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that in the event of the termination of his employment for Cause, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank and/or the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Executive.

(b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company. In the event of a breach or threatened breach by the Executive of the provisions of this
Section 12, the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

13.  SOURCE OF PAYMENTS
All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company.

14.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS
This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

15.  EFFECT OF ACTION UNDER BANK AGREEMENT
Notwithstanding any provision herein to the contrary, to the extent that payments and benefits are paid to or received by Executive under the Employment Agreement, as Amended as of April 1, 2002, between Executive and the Bank, the amount of such payments and benefits paid by the Bank will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement.


16.  NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their respective successors and assigns.

17.  MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

18.  SEVERABILITY
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

19.  HEADINGS FOR REFERENCE ONLY
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20.  GOVERNING LAW
This Agreement will be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without reference to the law regarding conflicts of law. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties to this Agreement understand and agree that the same have and has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party to this Agreement actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

21.  ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

22.  PAYMENT OF LEGAL FEES
All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, if successful pursuant to a legal judgment, arbitration or settlement.

23.  INDEMNIFICATION
The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

24.  SUCCESSOR TO THE COMPANY
The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, as of the 1st day of April, 2002.

ATTEST:                                 FIDELITY BANCORP, INC.

Lindalee Hansen                         By:/s/ Thomas E. Bentel
----------------                        -------------------------
                                        NAME:  Thomas E. Bentel
                                        TITLE: President


ATTEST:
Lindalee Hansen                         By:/s/ Raymond S. Stolarczyk
----------------                           -------------------------
                                        NAME:  Raymond S. Stolarczyk